Adelphia Business Solutions Enters into Agreement
                 Relating to Proposed $15 Million DIP Financing

June 20, 2002 - Canonsburg, Pa. - Adelphia Business Solutions (ABS) (Pink
Sheets: ABIZQ) today announced it has entered into an agreement (the "Agreement") with Beal Capital Markets, Inc., of Plano, Texas ("Beal") in which Beal expresses an interest in providing to ABS a proposed $15 million secured debtor-in-possession credit facility (the "Credit Facility"), pending the satisfaction of numerous material conditions, including the negotiation and execution of a definitive agreement and the formal approval of the U.S. Bankruptcy Court. ABS believes that, in conjunction with previous modifications to ABS' business plan, the Credit Facility will provide ABS with the necessary liquidity to emerge from the Chapter 11 process.

A copy of the Agreement will be filed by ABS with the Securities and Exchange Commission ("SEC") as an exhibit to a current report on Form 8-K and made available on the SEC's website (http://www.sec.gov).

Under its modified business plan, ABS will continue to conduct business operations in 35 company-owned markets located in the eastern half of the U.S., and in 17 other company-managed markets located throughout the country. Most of the 35 owned markets, which stretch from Vermont to Florida and from Kansas to Texas, are interconnected via a high-speed fiber optic network that permits ABS to offer intercity services and allows for efficient, cross-city use of existing telecommunications technology.


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"The recent upheaval in the telecommunications industry has dramatically reduced the number of companies in the competitive local exchange arena," notes Bob
Guth. "We intend to continue to offer customers a choice and to ensure that competitive forces are in place in the industry. We believe that we have a terrific customer base, committed employees and extremely valuable network assets, and expect that this modest interim funding will see us through the Chapter 11 process toward a fully-funded business plan."

"I'd like to thank all of our customers, who stood with us during this period of uncertainty," continued Mr. Guth. "We appreciate the value they place on choice, and sincerely appreciate their commitment to ABS, and to the industry as a whole."

ABS expects to continue to offer its full line of products and services, including local voice and data, intercity services, long distance, Internet, and a number of other value-added services including web-hosting and co-location.

"We looked very closely at ABS' current results and business plan and we see a profitable core operation with strong customer relationships," notes Ken Springfield of Beal Capital Markets. "We're looking forward to completing our due diligence and developing a mutually beneficial business relationship with the people at Adelphia Business Solutions."

Concurrent with this business-restructuring announcement, ABS also announced that, on June 18, 2002, certain of its subsidiaries (those not previously included in the initial group of Chapter 11 cases commenced on March 27, 2002) commenced affiliated Chapter 11 cases under joint administration with the initial group of companies. "This is purely an administrative step for us, providing protection to our DIP lender, and is not indicative of any change in the business status of these operations," stated Mr. Guth.

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About Adelphia Business Solutions
Founded in 1991, Adelphia Business Solutions provides integrated communications services including local and long-distance voice services, high-speed data and Internet services. For more information on Adelphia Business Solutions, please visit the Company's website at http://www.adelphia.com.

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Forward Looking Statements. This press release contains statements that are forward-looking within the meaning of the U.S. securities laws. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, the outcome of the Chapter 11 process, the outcome of the discussions referred to above, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in ABS' most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

Company Contact Information: John Glicksman, Vice President and General Council, 814-260-3434


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